Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Day One Biopharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	2,180,478(2)	$12.46(3)	$27,168,756.00	0.0000927	$2,519.00

Equity	Common Stock, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	619,522(4)	$10.59(5)	$6,561,358.00	0.0000927	$609.00

Equity	Common Stock, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	917,136(6)	$14.16(7)	$12,986,646.00	0.0000927	$1,204.00

Total Offering Amounts					$46,716,760.00		$4,331

Total Fee Offsets(8)							—

Net Fee Due							$4,331

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the 2021 Equity Incentive Plan (the “2021 EIP”) and 2021 Employee Stock Purchase Plan (the “2021 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the outstanding shares of the Registrant’s common stock.

(2)

Represents additional shares to be registered and available for grant under the 2021 EIP resulting from the annual 5% automatic increase in the number of authorized shares available for issuance under the 2021 EIP.

(3)

Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee. The proposed maximum offering price per share of $12.46 was computed by averaging the high and low prices of a share of the Registrant’s common stock as reported on the Nasdaq Global Market on March 4, 2022.

(4)

Represents additional shares to be registered and available for grant under the 2021 ESPP resulting from the annual 1% automatic increase in the number of shares available for issuance under the 2021 ESPP.

(5)

Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee. The proposed maximum offering price per share of $12.46 was computed by averaging the high and low prices of a share of the Registrant’s common stock as reported on the Nasdaq Global Market on March 4, 2022 multiplied by 85%, which is the percentage of the price per share applicable to purchases under the 2021 ESPP.

(6)	Represents shares of common stock reserved for issuance pursuant to outstanding stock option awards under the 2021 EIP.

(7)	Calculated solely for the purpose of this offering under Rule 457(h) of the Securities Act and based upon the exercise price of $14.26 per share.

(8)	The Registrant does not have any fee offsets.